UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES ECHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number: 333-172207

CPM Holdings, Inc.
_______________________________________________________________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

2975 Airline Circle
Waterloo, Iowa 50703
(319) 464-8275
_______________________________________________________________________________________________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

10 5/8% Senior Secured Notes due 2014
_______________________________________________________________________________________________________________________________________________________________
(Title of each class of securities covered by this form)

None
_______________________________________________________________________________________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) ☐
Rule 12g-4(a)(2) ☐
Rule 12h-3(b)(1)(i) ☑
Rule 12h-3(b)(1)(ii) ☐
Rule 15d-6 ☐

Approximate number of holders of record as of the certification or notice date: Less than 50

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPM HOLDINGS, INC.
Date:	August 29, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrants and in the capacities and on August 29, 2012.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial Officer)

/s/ Steven Gilbert*	Director
Steven Gilbert

/s/ Steven Kotler*	Director
Steven Kotler

/s/ Richard Gaenzle, Jr.*	Director
Richard Gaenzle, Jr.

/s/ Larry Pitsch*	Director
Larry Pitsch

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPM ACQUISITION CORP.
Date:	August 29, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrants and in the capacities and on August 29, 2012.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial Officer)

/s/ Steven Gilbert*	Director
Steven Gilbert

/s/ Steven Kotler*	Director
Steven Kotler

/s/ Richard Gaenzle, Jr.*	Director
Richard Gaenzle, Jr.

/s/ Larry Pitsch*	Director
Larry Pitsch

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWN ACQUISITION CORP.
Date:	August 29, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrants and in the capacities and on August 29, 2012.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial Officer)

/s/ Steven Gilbert*	Director
Steven Gilbert

/s/ Steven Kotler*	Director
Steven Kotler

/s/ Richard Gaenzle, Jr.*	Director
Richard Gaenzle, Jr.

/s/ Larry Pitsch*	Director
Larry Pitsch

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPM WOLVERINE PROCTOR, LLC
Date:	August 29, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrants and in the capacities and on August 29, 2012.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWN IRON WORKS COMPANY
Date:	August 29, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrants and in the capacities and on August 29, 2012.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial Officer)

/s/ Steven Gilbert*	Director
Steven Gilbert

/s/ Steven Kotler*	Director
Steven Kotler

/s/ Richard Gaenzle, Jr.*	Director
Richard Gaenzle, Jr.

/s/ Larry Pitsch*	Director
Larry Pitsch

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPM SA, LLC
Date:	August 29, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrants and in the capacities and on August 29, 2012.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial Officer)